Exhibit 10.48
MPLX LP
2018 INCENTIVE COMPENSATION PLAN
PHANTOM UNIT AWARD AGREEMENT

As evidenced by this Award Agreement and pursuant to the MPLX LP 2018 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”), grants to [NAME] (the “Participant”) on [MONTH AND DAY], 2019 (the “Grant Date”), (i) [NUMBER] Phantom Units, with each Phantom Unit representing the right to receive a Unit of the Partnership, and (ii) tandem DERs as set forth in Paragraph 3 below, each subject to the terms and conditions of this Award Agreement and the Plan, the terms and conditions of which are incorporated by reference in this Award Agreement. The following terms and conditions apply to this Award made to the Participant:

1.    Replacement of Original Award; Conversion Factor Applied; No Reduction in Existing Rights or Benefits; Relationship to the Plan.

(a)    Replacement of Original Award. This Award converts, replaces and supersedes that certain “Performance Phantom Unit Agreement” dated February 16, 2018 (the “Original Award”), by Tesoro Logistics GP, LLC (“ANDX GP”) to the Participant under the Andeavor Logistics LP 2011 Long-Term Incentive Plan (the “ANDX Plan”), and on account of: (i) Andeavor Logistics LP (“ANDX”) becoming a wholly-owned subsidiary of the Partnership on July 30, 2019, as a result of the transactions that occurred on that date pursuant to the Agreement and Plan of Merger, dated May 7, 2019, by and among the Company, the Partnership, ANDX, ANDX GP and MPLX MAX LLC (the “MPLX-ANDX Merger Agreement”), pursuant to which MPLX MAX LLC, a direct wholly-owned subsidiary of the Partnership, merged with and into ANDX with ANDX being the surviving entity and becoming a wholly-owned subsidiary of the Partnership; and (ii) Marathon Petroleum Corporation’s October 1, 2018, acquisition of Andeavor pursuant to the Agreement and Plan of Merger dated April 29, 2018, and as thereafter amended from time to time, by and among Marathon Petroleum Corporation, Andeavor, Mahi Inc. and Andeavor LLC (formerly known as Mahi LLC), which transaction also constituted a “Change in Control” as defined under the ANDX Plan and pursuant to which event the Original Award was converted to a time-based type of award under section 4(c) of the Original Award, with such conversion action also constituting a part of the Original Award.

(b)    Conversion Factor Applied. Pursuant to the terms of the MPLX-ANDX Merger Agreement, each “Phantom Unit” as defined and determined under the Original Award was converted into 1.135 Phantom Units, and the number of Phantom Units granted above under this Award Agreement reflects the result of that conversion in whole Phantom Units under those conversion terms.

(c)    No Reduction in Existing Rights or Benefits. This Award Agreement incorporates and does not reduce the Participant’s rights and benefits under the Original Award as determined immediately prior to the Grant Date as further set forth in this Award Agreement, and subject to the terms and conditions of the MPLX-ANDX Merger Agreement as it applies to the conversion of the Original Award. To the extent any additional terms and conditions are added under this Award Agreement, such terms and conditions do not operate to reduce the Participant’s rights and benefits under the Original Award as determined immediately prior to the Grant Date.

(d)    Relationship to the Plan. This grant of Phantom Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been or may from time to be adopted by the Board. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Phantom Units. Subject to Paragraph 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Paragraph 5 below, in the form of one Unit. Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of any such Phantom Unit. Prior to actual payment in respect of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.

3. Grant of Tandem DER; Initial Credit of DER Value from Original Award. Each Phantom Unit granted under this Award is granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds. Each vested DER shall entitle the Participant to receive payments, subject to and in accordance with this Award Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER relates; provided, however, that the initial value of the DER on the Grant Date of this Award shall be the value of the “DER” as defined and determined under the ANDX Plan and the Original Award as of the date immediately preceding the Grant Date of this Award. Upon the vesting of a Phantom Unit, the DER with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Participant to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER. The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A).

4.    Vesting and Termination.

(a)    Vesting. Subject to Paragraphs 4(b) and (c), all or a portion of the Phantom Units shall vest on February 16, 2021 (the “Regular Vesting Date”).

(b)    Partial Accelerated Vesting in Certain Circumstances. Subject to Paragraph 4(c)(i) below, a pro-rated portion (based on the number of full months worked within the Measurement Period divided by 36) of the Phantom Units shall vest upon the occurrence of any of the following events: a termination of the Participant’s Service prior to the Regular Vesting Date by reason of the Participant’s death or Disability.

(c)    Forfeiture; Certain Terminations.

(i)     Notwithstanding the foregoing, but subject to Paragraph 4(c)(ii) below, in the event of a termination of the Participant’s Service including a violation of Marathon Petroleum Corporation’s Code of Business Conduct, or involuntary termination without eligibility for severance under a Company-sponsored severance plan, as applicable, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. Subject to Paragraph 4(c)(ii) below, no portion of the Phantom Units which has not become vested at the date of the Participant’s termination of Service shall thereafter become vested.

(ii)    Notwithstanding Paragraph 4(c)(i) above, in the event of a termination of the Participant’s Service (A) as a result of the Participant’s Retirement at any time before the Regular Vesting Date or (B) before the Regular Vesting Date by the Company, the Partnership or one of their Affiliates without Cause under circumstances qualifying for severance compensation under any severance plan sponsored by the Company, a portion of the Phantom Units shall not be forfeited in connection with such termination of Service, but shall instead remain outstanding and shall be eligible to vest on the Regular Vesting Date in accordance with this Paragraph 4(c)(ii). In the event of such a termination of Service, the number of Phantom Units that shall vest on the Regular Vesting Date, if any, shall be equal to the number of Phantom Units that would have vested under Paragraph 4(a) had the Participant remained in Service with the Company, the Partnership or one of their Affiliates through the Regular Vesting Date, multiplied by a fraction, the numerator of which is the number of whole months of service by the Participant during the Measurement Period and the denominator of which is the total number of whole months in the Measurement Period.

(iii)     Notwithstanding Paragraph 4(c)(i) above, in the event of a termination of the Participant’s Service within two years following the Change in Control Date (A) as a result of the Participant’s resignation for Good Reason or (B) by the Company, the Partnership or one of their Affiliates without Cause, the Phantom Units shall not be forfeited in connection with such termination of Service, but shall instead immediately vest upon such termination of Service.

(iv)     Effective as of the last day of the Measurement Period, any portion of the Phantom Units that does not become vested in accordance with Paragraph 4(a), 4(c)(ii) or 4(c)(iii) above shall automatically be forfeited by the Participant without further action and without payment of consideration therefor.

(v)    In addition to the forfeiture provisions described above, this Award and all other equity-based compensation awards granted to the Participant by the Company or any affiliate or Marathon Petroleum Corporation, in each case, to the extent outstanding and unvested at the time of any such breach, shall be subject to immediate forfeiture and recoupment (in full) by the Company upon the Participant’s breach, in any respect, of any of the covenants set forth in Paragraph 9 below.

5.    Payment of Phantom Units and DERs.

(a)    Phantom Units. Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump sum as soon as reasonably practical, but not later than 45 days, following the date on which such Phantom Units vest. Payments of any such vested Phantom Units shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Paragraph 5.

(b)    DERs. Unpaid, vested DERs shall be paid to the Participant as follows: as soon as reasonably practical, but not later than 45 days, following the date on which a Phantom Unit and related DER vests, the Participant shall be paid an amount in cash equal to the amount then credited to the DERs with respect to such Phantom Unit.

(c)    Potential Six-Month Delay. Notwithstanding anything to the contrary in this Award Agreement, no amounts payable under this Award Agreement shall be paid to the Participant prior to the expiration of the six-month period following his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a

“Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such six-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.

6.    Tax Withholding. Unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold Units otherwise issuable in respect of such Phantom Units having a fair market value equal to the sums required to be withheld. In the event that Units that would otherwise be issued in payment of the Phantom Units are used to satisfy such withholding obligations, the number of Units which shall be so withheld shall be limited to the number of Units which have a fair market value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code) on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates (or such other rates that will not cause an adverse accounting consequence or cost) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

7.    Rights as Unit Holder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

8.    Partnership Agreement. Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the terms of the Partnership Agreement. Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

9.    Covenants. The Participant’s services to the Company are unique, extraordinary and essential to the business of the Company and its affiliates, particularly in view of the Participant’s access to the Company’s or its affiliates’ confidential information and trade secrets. Accordingly, in consideration of this award of Phantom Units and by accepting this award of Phantom Units, the Participant agrees as follows:

(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s employment with the Company or its affiliates and for a period of one year following the date on which the Participant’s employment with the Company and its affiliates terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions) or Andeavor LLC: Magellan Midstream Partners, L.P.; Enbridge Energy Partners, L.P.; Western Gas Partners, L.P.; Buckeye Partners, L.P.; EnLink Midstream Partners, L.P.; DCP Midstream Partners, L.P.; NuStar Energy L.P.; ONEOK Partners.; Genesis Energy, L.P.; Holly Energy Partners, L.P.; HollyFrontier Corporation; PBF Energy, Inc.; Phillips 66 and Valero Energy Corporation, or otherwise engage in any business activity directly or indirectly competitive with the business of the Company or its affiliates (or their respective subsidiaries or divisions) as in effect from time to time.

(b)     The Participant agrees that during the Restricted Period, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Company or any of its affiliates (or their respective subsidiaries or divisions).

(c)    The Participant agrees and understands that the Company and its affiliates own and/or control information and material which is not generally available to third parties and which the Company or its affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Company and its affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Company and its officers and agents other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company’s or its affiliates’ ordinary course of business would result in irreparable and continuing damage to the Company and its affiliates. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of the Participant’s employment with the Company and its affiliates or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting the Participant’s duties for the Company and its affiliates in the ordinary course of business.

10.    No Effect on Service. Nothing in this Award Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Award Agreement, unless otherwise expressly provided in the Plan, this Award Agreement or other written agreement.

11.    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.

12.    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. Except as provided in the preceding sentence, this Award Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

13.    Code Section 409A. None of the Phantom Units, the DERs or any amounts paid pursuant to this Award Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Award Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units or DERs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Award Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a Separation from Service, and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant.

14.    Adjustments. The Phantom Units are subject to modification and termination in certain events as provided in this Award Agreement and section 7 of the Plan to the extent such section is not inconsistent with the corresponding provision(s) in section 7 of the ANDX Plan that remained operative immediately prior to the Grant Date.

15.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, this Award and amounts paid or payable pursuant to or with respect to this Award shall be subject to clawback as determined by the Committee, which clawback may include forfeiture, repurchase and/or recoupment of the Award and amounts paid or payable pursuant to or with respect to the Award. In addition, and without limiting the foregoing, except as otherwise provided by the Committee, if at any time (including after the Award has vested) the Committee or any person designated by the Committee (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Paragraph 15, the Authorized Officer, the Committee or the Board may suspend the Participant’s rights to vest in the Award, and/or to receive payment for or receive Units in settlement of the Award pending a determination of whether an Act of Misconduct has been committed.

If the Committee or an Authorized Officer determines the Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Affiliate of the Company, breach of fiduciary duty, violation of ethics policy or code of conduct, or deliberate disregard of the Company’s or Affiliate of the Company’s rules resulting in loss, damage or injury to the Company or any Affiliate of the Company, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Affiliate of the Company, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any customer to breach a contract with the Company or any Affiliate of the Company or to cease doing business with the Company or any Affiliate of the Company, or induces any principal for whom the Company or any Affiliate of the Company acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee, (i) neither the Participant nor his or her estate nor transferee shall be entitled to vest in or have the restrictions on the Award lapse, or otherwise receive payment of the Award, and (ii) the Participant will forfeit the Award. In making such determination, the Committee or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee.

16.    Definitions. The following terms shall have the meanings as defined below for purposes of this Award Agreement.

(a)    “Cause” means, unless set forth in another written agreement between ANDX GP or the Company and the Participant, a finding by the Committee that the Participant, before or after his termination of Service (i) committed fraud, embezzlement, theft, a felony or an act of dishonesty in the course of his employment or service with ANDX GP or the Company or an Affiliate of ANDX GP or the Company which conduct damaged ANDX GP or the Company or an Affiliate of ANDX GP or the Company. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the damage done to ANDX GP or the Company or an Affiliate of ANDX GP or the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate of the Company.

(b)    “Change in Control Date” means October 1, 2018.

(c)    “Consultant” means an individual who renders consulting services to the Company, the Partnership or an Affiliate of either.

(d)    “Disability” means as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Participant that would entitle the Participant to payment of disability income payments under the Company’s or Marathon Petroleum Corporation’s (or its applicable Affiliate’s) long-term disability insurance policy or plan for employees as then in effect; or in the event that the Participant is not covered, for whatever reason under the Company’s or Marathon Petroleum Corporation’s (or its applicable Affiliate’s) long-term disability insurance policy or plan for employees or in the event the Company or Marathon Petroleum Corporation (or its applicable Affiliate) does not maintain such a long-term disability insurance policy, “Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code; provided, however, that if a Disability constitutes a payment event with respect to a part of this Award which provides for the deferral of compensation and is subject to Section 409A of the Code, then, to the extent required to comply with Section 409A of the Code, the Participant must also be considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to an examination by such physician upon request by the Committee.

(e)    “Good Reason” means the occurrence of any of the following: (i) without the Participant’s express written consent, the assignment to the Participant of any duties inconsistent with the employment of the Participant immediately prior to the Change in Control Date, or a significant diminution of Participant’s positions, duties, responsibilities and status with the Company from those immediately prior to the Change in Control Date or a diminution in the Participant’s titles or offices as in effect immediately prior to the Change in Control Date, or any removal of the Participant from, or any failure to reelect the Participant to, any of such positions, (ii) a material reduction by the Company, the Partnership or the applicable Affiliate in the Participant’s base salary, as in effect immediately prior to the Change in Control Date, (iii) the failure by the Company to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which the Participant was participating or was eligible to participate at the time of the Change in Control Date except as otherwise required by the terms of such plans as in effect at the Change in Control Date, (iv) the failure by the Company, the Partnership or the applicable Affiliate to continue in effect any incentive plan or arrangement in which Participant was participating at the Change in Control Date (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect on the Change in

Control Date, (v) the occurrence of an event that meets the criteria set forth under the Company’s or the Partnership’s relocation policy, as in effect from time to time, with respect to which either (A) the Participant fails to provide express written consent to the relocation or (B) the Company, the Partnership or the applicable Affiliate fails to provide the relocation benefit set forth in such policy; or (vi) any failure by the Company, the Partnership or the applicable Affiliate to obtain the assumption of this Award Agreement by any successor or assign of the Company, the Partnership or the applicable Affiliate.

(f)    “Measurement Period” means the period February 16, 2018 to February 16, 2021.

(g)    “Retirement” means the Participant’s retirement from active Service (i) at or after age 55 with five years of service recognized by the Company, the Partnership or the applicable Affiliate, or (ii) at or after age 50 with (80 points (with “points” meaning the sum of the Participant’s age and years of service recognized by the Company the Partnership or the applicable Affiliate at the time of retirement). The determination of the Committee as to an individual’s Retirement shall be conclusive on all parties.

(h)    “Service” means service as an employee of the Company or an Affiliate of the Company, or service as a Director, or service as a Consultant. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, without limitation, the question of whether and when a termination of Service occurred and/or resulted from a discharge for cause, and all questions of whether particular changes in status or leaves of absence constitute a termination of Service, provided that a termination of Service shall not be deemed to occur in the event of (i) a termination where there is simultaneous commencement by the Participant of a relationship with the Partnership or the Company or an Affiliate of the Partnership or the Company as an Employee, Director or Consultant or (ii) at the discretion of the Committee, a termination which results in a temporary severance of the service relationship.

17.    Successors and Assigns. The Company or the Partnership may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer contained herein, this Award Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

18.    Headings. Headings are given to the paragraphs and subparagraphs of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision hereof.

19.    Acceptance. The Participant’s prior acceptance of the Original Award applies to this Award Agreement, and the Participant is accordingly subject to the terms and conditions of this Award Agreement and the Plan.

MPLX GP LLC

By:
Authorized Officer

8